Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-205777

Supplementing the Preliminary

Prospectus Supplement dated September 5, 2017

(To Prospectus dated July 21, 2015)

Pricing Term Sheet

$1,250,000,000

Zoetis Inc.

September 5, 2017

$750,000,000 3.000% Senior Notes due 2027

$500,000,000 3.950% Senior Notes due 2047

Issuer:	Zoetis Inc.

Title:	3.000% Senior Notes due 2027	3.950% Senior Notes due 2047

Principal Amount:	$750,000,000	$500,000,000

Maturity Date:	September 12, 2027	September 12, 2047

Interest Payment Dates:	March 12 and September 12, commencing March 12, 2018	March 12 and September 12, commencing March 12, 2018

Coupon:	3.000%	3.950%

Benchmark Treasury:	2.250% UST due August 15, 2027	3.000% UST due May 15, 2047

Benchmark Treasury Price and Yield:	101-21 / 2.065%	106-14 / 2.684%

Spread to Benchmark Treasury:	+100 bps	+130 bps

Price to Public:	99.444% of the principal amount	99.408% of the principal amount

Yield to Maturity:	3.065%	3.984%

Make-Whole Redemption:	+15 bps	+20 bps

Par Call:	On or after June 12, 2027	On or after March 12, 2047

CUSIP/ISIN:	98978VAL7 / US98978VAL71	98978VAM5 / US98978VAM54

Denominations:	$2,000 and integral multiples of $1,000

Ratings of the Notes*:	Baa1 / BBB (Moody’s /S&P)

Trade Date:	September 5, 2017

Settlement Date:	T+5; September 12, 2017

Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

MUFG Securities Americas Inc.

BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

TD Securities (USA) LLC

Co-Managers:	Loop Capital Markets LLC Rabo Securities USA, Inc. Standard Chartered Bank[1] Wells Fargo Securities, LLC

*	The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

[1]	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as result of this communication being sent by Bloomberg or another email system.

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